EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Michael A. Correale
Chief Financial Officer
Amscan Holdings, Inc.
914 345-2020
Amscan Holdings, Inc. Announces Retail Sales
For Five-week Halloween Season Ended November 3, 2007.
ELMSFORD, NEW YORK November 29, 2007—Amscan Holdings, Inc, America’s largest retailer of party goods, today announced its preliminary retail sales results for the five-week Halloween season ended November 3, 2007. The retail sales results include the sales of Amscan’s three wholly-owned subsidiaries, Party City Corporation (“Party City”), PA Acquisition Corp. (“Party America”) and Gags & Games, Inc. (“Gags & Games”).
Preliminary retail sales for the five-week period ended November 3, 2007 totaled $172.1 million and were $30.4 million or 21.5% higher than the retail sales for the five-week period ended November 4, 2006, due to the acquisition of Gags & Games, which increased our temporary Halloween stores from 13 to 116 stores, as well as strong same store sales performance at Party City and Party America. Same-store net sales for Party City’s company-owned stores increased 8.1% during the period while Party America’s same-store net sales for company-owned stores increased 13.9%. Seasonal and non-seasonal categories contributed to the positive trend at both retail chains.
Party City operated 236 company-owned retail stores during the 2007 Halloween season, as compared to 242 company-owned retail stores and 13 temporary Halloween stores during the 2006 season. Gags & Games operated 116 temporary Halloween stores during the 2007 season. Party America operated 185 and 206 company-owned retail stores during the 2007 and 2006 Halloween seasons, respectively.
Commenting on these results, Gerry Rittenberg, Amscan’s Chief Executive Officer, stated: “We are very pleased with the results for this Halloween selling season. In spite of aggressive competition, our strong marketing efforts and merchandising assortments allowed us to drive results in line with of our expectations.”
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in availability and costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

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